Contact:

EXHIBIT 99.1

Allison Wey

Vice President, Investor Relations and Corporate Affairs

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PATRICK J. ZENNER ELECTED TO BOARD OF DIRECTORS

OF PAR PHARMACEUTICAL COMPANIES, INC.

Woodcliff Lake, N.J., July 22, 2010 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced that Patrick J. Zenner has been elected to the company’s board of directors.  Mr. Zenner was also appointed to the Compensation and Management Development Committee and the Corporate Development Review Committee.

Mr. Zenner retired in January 2001 from Hoffmann-La Roche Inc., North America, where he served as President and Chief Executive Officer since 1993.  Mr. Zenner held various executive positions during his 32-year career with Hoffmann-LaRoche.  Currently, Mr. Zenner is Chairman of the Board of ArQule, Inc. and Exact Sciences Corporation and a director of West Pharmaceutical Services.  He is also a member of the Board of Trustees of Creighton University and is Chairman of the Board of Trustees of Fairleigh Dickinson University.

Patrick G. LePore, Par’s Chairman, Chief Executive Officer and President, said, “I am very pleased to welcome an executive of Pat's caliber to our board.  He has a detailed knowledge of the pharmaceutical industry and has extensive board experience.  We look forward to working with him and benefiting from his substantial knowledge and leadership skills."

About Par Pharmaceutical Companies, Inc.

Par Pharmaceutical Companies, Inc. is a US-based specialty pharmaceutical company. Through its wholly-owned subsidiary’s two operating divisions, Par Pharmaceutical and Strativa Pharmaceuticals, it develops, manufactures and markets high barrier-to-entry generic drugs and niche, innovative proprietary pharmaceuticals. For press release and other company information, visit www.parpharm.com.

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